Exhibit 10.1

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by “[***Redacted***]”, and the omitted text has been filed separately with the Securities and Exchange Commission.

SECOND AMENDMENT TO SUPPLY AGREEMENT

This Second Amendment to the Supply Agreement (the “Second Amendment”) is entered into the 7th day of November, 2008, by and between Rite Aid Corporation (“Rite Aid”) and McKesson Corporation (“McKesson”).

INTRODUCTION

Pursuant to the terms of the Supply Agreement dated December 22, 2003 (the “Rite Aid Agreement”) as amended by the First Amendment to the Supply Agreement dated December 8, 2007 (the “First Amendment”) (collectively referred to herein as the “Agreement”), McKesson and Rite Aid entered into an agreement to establish a program for McKesson’s supply of pharmaceutical and OTC products to Rite Aid.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, McKesson and Rite Aid hereby agree as follows:

1.                                       Effective as of the first day of the first full month following the Second Amendment Effective Date (as hereinafter defined), Section 3.1 of the Agreement is hereby deleted and replaced with the following:

3.1                               Warehouse.  The Cost of Goods for Warehouse purchases of Products, other than Branded Rx Warehouse Repackaged Products and OneStop Generics, shall be the [***Redacted***].

2.                                       Effective as of the first day of the first full month following the Second Amendment Effective Date (as hereinafter defined), the following is hereby added as Section 3.9(a) of the Agreement:

3.9                               Additional Rebates.

(a)                                  Buy Profit Rebate.  McKesson will issue to Rite Aid a rebate, in the form of a credit, in an amount equal to [***Redacted***] of the Cost of Goods for Branded Rx Warehouse purchases (net of Branded Rx Warehouse returns as provided in Section 8.1 and excluding Branded Rx Warehouse Repackaged Merchandise) (the “Buy Profit Rebate”). The Buy Profit Rebate shall be paid each week on Tuesday for purchases made from Saturday to Friday of the previous week, unless Tuesday is a McKesson recognized holiday, in which case the rebate shall be paid on the next business day.  An illustration of the Buy Profit Rebate calculation is set forth below:

Total monthly Branded Rx Warehouse Purchases	(-) Branded Rx Warehouse Returns (Includes returns to vendors)	(-) Branded Rx Warehouse Repackaged purchases	(X) Buy Profit Rebate of [***Redacted***]	(=) Buy Profit Rebate
$100,000,000	$100,000	$8,000,000	[***Redacted***]	[***Redacted***]

3.                                       Effective as of the first day of the first full month following the Second Amendment Effective Date (as hereinafter defined), the fourth paragraph of Section 3.9(b) of the Agreement is hereby deleted and replaced with the following:

(b)                                 Additional Rebates on Branded Rx Warehouse Purchases.  For the Contract Year which ended on November 30, 2007 (“Contract Year Ended 11/30/07”), the Annual Market Basket rebate shall be paid on [***Redacted***] of Branded Rx Products purchases (net of Branded Rx Warehouse returns as provided in Section 8.1 and rebates or other incentives hereunder and excluding Branded Rx Warehouse Repackaged purchases) by the three original Rite Aid warehouses designated as Perryman, Tuscaloosa and Woodland.

For subsequent Contract Years following the Contract Year Ended 11/30/07, all purchases from Rite Aid warehouses shall be included in the calculation of the Market Basket Rebate.  The purchases eligible for the Market Basket Rebate shall be reduced by the amount of the previous twelve (12) months of the Buy Profit Rebate.

For the subsequent Contract Years following the Contract Year Ended 11/30/07, the Annual Market Basket Index Adjustment chart found in Section 3.9(b) shall be replaced by the chart below.

Annual Market Basket Index Adjustment

Rite Aid’s Achieved Annual Market
Basket Price Increase Rate		Rebate on Annual Branded
From	To	Rx Warehouse purchases

[***Redacted***]		[***Redacted***]

[***Redacted***]

In this example, McKesson would pay Rite Aid a [***Redacted***] on purchases of Branded Rx Warehouse purchases (less the Buy Profit Rebate) during this Contract Year no later than [***Redacted***].

($1,000,000.00 - [***Redacted***]) X [***Redacted***] = [***Redacted***]

Dollar volume – Buy Profit Rebate X applicable Market Basket Rebate %

4.                                       In consideration of various purchase commitments set forth in this Agreement, Rite Aid shall be eligible to earn a one-time rebate equal to [***Redacted***] of the dollar volume of DSD and Warehouse purchases (less all returns) by Rite Aid, during the first thirty (30) days after the Second Amendment Effective Date (as hereinafter defined) (“Purchase Volume Rebate”).  Notwithstanding anything in the foregoing, in no event shall such Purchase Volume Rebate exceed [***Redacted***].  Such Purchase Volume Rebate shall be paid to Rite Aid no later than fifteen (15) days following the close of the above-referenced 30 day period.

5.                                       This Second Amendment shall become effective on the first date on which both Rite Aid and McKesson shall have executed said Second Amendment (“Second Amendment Effective Date”).

6.                                       Except as amended above, the Agreement remains unchanged and in full force and effect.  Capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meaning given to them in the Agreement.

7.                                       This Second Amendment may be executed in counterparts, each of which shall constitute an original.

8.                                       This Second Amendment, together with the Rite Aid Agreement and the First Amendment , embodies the entire agreement between the parties with regard to the subject matter hereof and supersedes all prior agreements understanding and representations with the exception of any promissory note, security agreement or other credit or financial related document(s) executed by or between Rite Aid and McKesson.

IN WITNESS WHEREOF the parties have caused this Second Amendment to be duly executed as of the date and year written below and the persons signing warrant that they are duly authorized to sign for and on behalf of the respective parties.  This Second Amendment shall be deemed accepted by McKesson only upon execution by a duly authorized representative of McKesson.

RITE AID CORPORATION		McKESSON CORPORATION

By:	/s/ Robert B. Sari	By:	/s/ Paul C. Julian

Name:	Robert B. Sari	Name:	Paul C. Julian

Title:	Executive Vice President, General Counsel	Title:	Executive Vice President, Group President
General Counsel and Secretary

Date:	November 7, 2008	Date:	November 7, 2008